May 15, 1996





Dear Shareholder:


The proxy form sent to you with the annual report has not been received by us. We are anxious to have all stock represented at our meeting. Even though you plan to attend in person, it is still important that you send in your proxy. The proxy can be revoked prior to or at the meeting and you can vote your shares in person.

We hope you will attend this meeting. However, please sign the duplicate proxy we have provided and return in the enclosed envelope. If stock is registered in the name of two or more persons, each must sign whether it states "and" or "or." If one party is deceased, please write "deceased" on the proxy. If you have already mailed your proxy, please disregard this notice.

If you have any questions regarding the meeting or your proxy, please feel free to call 916-786-1111 or 786-1112.

Sincerely,


/s/ROBERT L. DOYLE

ROBERT L. DOYLE
Chairman of the Board

RLD:va
Enclosures